Exhibit 4.32

EXECUTION VERSION

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of December 21, 2015, among Cequel Communications Holdings I, LLC (the “New Issuer”), Cequel Capital Corporation (the “New Co-Issuer”) and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Altice US Finance II Corporation (the “Initial Issuer”), the Trustee and the other parties thereto have heretofore executed and delivered an indenture, dated as of June 12, 2015 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 7¾% Senior Notes due 2025 (the “Notes”);

WHEREAS, pursuant to Sections 4.17, 4.25, 9.01 and Section 9.05 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture;

WHEREAS on the date hereof, the Initial Issuer will merge with and into the New Issuer (the “Merger”) and the separate existence of the Initial Issuer shall cease and the New Issuer shall be the surviving entity, which Merger shall become effective at such time as the certificate of merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the New Issuer and the Initial Issuer and specified in such Certificate of Merger (the time of such filing or such other date or time, the “Effective Time”);

Whereas the New Co-Issuer is a subsidiary of the New Issuer;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Issuer, the New Co-Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1
Defined Terms

Section 1.01.         Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital thereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
Obligations and Agreements; Agreement to be Bound; Assumption of Rights and Obligations;
Amendment of Indenture

Section 2.01.         Obligations and Agreements.  With effect from the Effective Time, each of the New Issuer and New Co-Issuer hereby becomes a party to the Indenture as Issuer and Co-Issuer, respectively.

Section 2.02.         Agreement to be Bound; Assumption of Rights and Obligations.  With effect from the Effective Time, each of the New Issuer and New Co-Issuer agrees to be bound by all of the provisions of the Indenture applicable to the Issuer and the Co-Issuer, respectively, and to perform all of the obligations and agreements of the Issuer and the Co-Issuer, respectively, under the Indenture and the Notes.  This assumption of rights and obligations shall have the effects set forth in the Indenture.

Section 2.03.         Amendment of Indenture.  With effect from the Effective Time, the definition of “Issuer” in Section 1.01 of the Indenture shall be amended to read:  ““Issuer” means (i) prior to the Completion Date, the Initial Issuer and (ii) after the Completion Date, Cequel Communications Holdings I, LLC.”

ARTICLE 3
Miscellaneous

Section 3.01.         Notices.  All notices and other communications to each of the New Issuer and the New Co-Issuer shall be given as provided in the Indenture, at its address set forth below:

c/o Cequel Communications Holdings I, LLC
12444 Powerscourt Drive, Suite 450
St. Louis, MO 63131
Attention:  Board of Directors
Facsimile:  +(1)314 965-0500

Section 3.02.         Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.03.         Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04.         Jurisdiction.  Each of the New Issuer and the New Co-Issuer irrevocably (i) agrees that any legal suit, action or proceeding against it arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby may be instituted in any U.S. Federal or state court in the Borough of Manhattan, The City of New York court and (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding.

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Section 3.05.         Severability Clause.  In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.06.         Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.07.         Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.08.         Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.09.         Successors.  All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

Section 3.10.         Trustee.  The Trustee shall not be responsible for or in respect of the sufficiency of this Supplemental Indenture or for or in respect of the recitals herein, which have been made by the New Issuer and the New Co-Issuer.

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IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

CEQUEL COMMUNICATIONS HOLDINGS I, LLC, as New Issuer

By:	/s/ Craig Rosenthal
	Name:	Craig Rosenthal
	Title:	Senior Vice President, General Counsel and Assistant Secretary

(Signature Page to Senior Notes Supplemental Indenture)

CEQUEL CAPITAL CORPORATION, as New Co-Issuer

By:	/s/ Craig Rosenthal
	Name:	Craig Rosenthal
	Title:	Senior Vice President, General Counsel and Assistant Secretary

(Signature Page to Senior Notes Supplemental Indenture)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Julia Engel
Name: Julia Engel
Title: Vice President

By:	/s/ Anthony D’Amato
Name: Anthony D’Amato
Title: Associate

(Signature Page to Senior Notes Supplemental Indenture)